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                                                                 Exhibit 99.A.10


THE THOMSON CORPORATION                                           [Thomson logo]
Metro Center, One Station Place
Stamford, CT 06902
Tel (203) 969-8700   Fax (203) 977-8354
www.thomson.com


NEWS RELEASE


INVESTOR CONTACTS:                                   MEDIA CONTACTS:
------------------                                   --------------
John Kechejian                                       Jason C. Stewart
Vice President, Investor Relations                   Director, Public Relations
The Thomson Corporation                              The Thomson Corporation
(203) 328-9470                                       (203) 328-8339
john.kechejian@thomson.com                           jason.stewart@thomson.com


FOR IMMEDIATE RELEASE
--------------------------------------------------------------------------------
 THE THOMSON CORPORATION ANNOUNCES EARLY TERMINATION OF ANTITRUST WAITING PERIOD
                   FOR ACQUISITION OF ELITE INFORMATION GROUP
--------------------------------------------------------------------------------

(UNLESS OTHERWISE STATED, ALL AMOUNTS ARE IN US DOLLARS)

         STAMFORD, CONN. AND TORONTO, MAY 8, 2003 - The Thomson Corporation (TSX: TOC; NYSE: TOC) announced today that the Federal Trade Commission has granted its request for early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act ("HSR Act") applicable to its tender offer to acquire all the issued and outstanding shares of Elite Information Group, Inc. (NASDAQ: ELTE).

         The offer is being made by Gulf Acquisition Corp., an indirect wholly owned subsidiary of Thomson, pursuant to an Agreement and Plan of Merger, dated as of April 2, 2003, among Thomson, Gulf and Elite. The offer is scheduled to expire at 12:00 midnight (EDT) on Thursday, May 8, 2003, unless the offer is extended.

         This news release is for informational purposes only. It does not constitute an offer to purchase shares of Elite or a Solicitation/Recommendation Statement under the rules and regulations of the Securities and Exchange Commission. The tender offer is being made only through the Offer to Purchase and related Letter of Transmittal. Thomson has filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO and Elite has filed a Solicitation/Recommendation Statement on Schedule 14D-9. These documents contain

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THOMSON ANNOUNCES EARLY TERMINATION OF ANTITRUST WAITING PERIOD
May 8, 2003
Page 2

important information and security holders of Elite are advised to read these documents carefully before making any decision with respect to the cash tender offer. These documents may be obtained free of charge at the Securities and Exchange Commission's website at www.sec.gov. Persons with questions regarding the offer should contact Innisfree M&A Incorporated at 888.750.5834.

ABOUT THE THOMSON CORPORATION

The Thomson Corporation (http://www.thomson.com), with 2002 revenues of $7.8 billion, is a global leader in providing integrated information solutions to business and professional customers. Thomson provides value-added information, software applications and tools to more than 20 million users in the fields of law, tax, accounting, financial services, higher education, reference information, corporate training and assessment, scientific research and healthcare. The Corporation's common shares are listed on the Toronto and New York stock exchanges (TSX: TOC; NYSE: TOC).


This news release may include forward-looking statements, which are based on certain assumptions and reflect current expectations of Thomson and Elite. Any forward-looking statements are subject to a number of risks and uncertainties that could cause actual results or events to differ materially from current expectations. Some of the factors that could cause actual results to differ materially from current expectations are discussed in materials Thomson or Elite has filed with the securities regulatory authorities in Canada and the United States, as the case may be, from time to time, including the Thomson annual report on Form 40-F for the year ended December 31, 2002 and the Elite annual report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission. These risks include those associated with the ability of Thomson to fully derive anticipated benefits from its acquisitions. Thomson disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.